Exhibit 10.1

Sempra Commodities

Sempra Energy Trading LLC
58 Commerce Road
Stamford, CT 06902

As of March 1, 2010	Telephone: (203) 355-5000
Facsimile: (203) 355-5001

MXenergy Inc.	www.rbssempra.com
595 Summer Street, Suite 300
Stamford, CT 06901-1407

Re:                  Agreement Relating to the 2010 Columbia SSO

Ladies and Gentlemen:

We refer to the recently-held Columbia Gas of Ohio, Inc. (“Columbia”) 2010 Standard Services Offer (“SSO”). In connection with the SSO, MXenergy Inc. (“MX”) was awarded two tranches of supply by Columbia. The purpose of this letter agreement is to memorialize the agreement between Sempra Energy Trading LLC (“Sempra”) and MX as to the matters set forth herein that relate to the SSO. Capitalized terms used in this letter agreement (this “Letter Agreement”) without definition shall have the meaning ascribed to such terms in the ISDA Master Agreement dated September 22, 2009 between Sempra and MX (as amended, restated or otherwise modified from time to time, the “Master Agreement”).

As a result of being awarded two tranches in connection with the SSO, MX is obligated to supply approximately 10 bcf of Gas to Columbia (i.e. approximately 5 bcf per tranche) to serve Columbia’s customer load for the period April 1, 2010 through March 31, 2011 (the “SSO Term”). The precise quantity of Gas required to be supplied by MX to Columbia will be based on the load requirements of the customers associated with the tranches awarded to MX.

As has been discussed, Sempra hereby agrees to waive, and Sempra and MX hereby agree to modify, certain provisions of the Master Agreement to the extent, and only to the extent, expressly set forth herein solely to enable MX to satisfy its obligations to Columbia in connection with the SSO. Accordingly, as agreed between Sempra and MX, so long as MX is in compliance with the agreements and covenants set forth herein and so long as no Event of Default or Termination Event with respect to MX has occurred under the Master Agreement, Sempra will sell Gas to MX, and enter into Gas Swaps with MX, in connection with MX’s satisfaction of its supply obligation to Columbia under the SSO on the following terms and otherwise subject to the terms of the Master Agreement:

1.               Notwithstanding anything in the Master Agreement to the contrary, the Contract Price for all Gas purchased by MX from Sempra for sale to Columbia in connection with the SSO only (and no other volumes) shall be determined using a Gas Adder of $0.02 in lieu of the Gas Adder specified in the Agreement.

2.                                                               Notwithstanding anything in the Master Agreement to the contrary, the fixed or floating price for any Gas Swap entered into by MX with Sempra to hedge MX’s price exposure related to its Gas supply obligation to Columbia in connection with the SSO only (and no other Gas Swaps) shall be determined using a Gas Adder of $0.00 in lieu of the Gas Adder specified in the Agreement except for swaps that are related to a Sleeve Transaction, with respect to which the fixed or floating price shall be determined using the same Sleeve Adder specified in the Master Agreement.

3.                                                               Notwithstanding the provisions of Part 7(e)(i) of the Schedule to the Master Agreement, notional and actual volumes of Gas associated with physical Gas purchase transactions and Gas Swaps entered into by Sempra with third parties pursuant to Part 7(e)(i) that relate to Sleeve Transactions with MX that arc used by MX to satisfy, or hedge, MX’s Gas supply obligations to Columbia in connection with the SSO only (and no other of such third-party transactions), shall be excluded in any determination by Sempra as to whether a proposed transaction under Part 7(e)(i) complies with the volume limitation described in clause (A) of the second proviso of Part 7(e)(i).

4.                                                               Notwithstanding anything in the Master Agreement to the contrary, Financing Fees that accrue on Outstanding Amounts in respect of (i) Gas purchased by MX for resale to Columbia in connection with the SSO (including, without limitation, Storage Gas) and (ii) Gas Swap settlement payments arising in connection with Gas Swaps entered into by MX with Sempra to hedge MX’s price exposure related to the SSO ((i) and (ii), collectively, “SSO-related Amounts”), shall be calculated as set forth in the definition of “Financing Fee” in the Master Agreement except that each reference to 5% in such definition shall be replaced with a reference to 2.25% for purposes of calculating the Financing Fees accruing on SSO-related Amounts only (and no other Outstanding Amounts).

5.                                                               Volumes of Gas purchased by MX from Sempra for resale to Columbia in connection with the SSO shall be excluded from any calculation of whether MX has purchased the Minimum Gas Quantity for any Contract Year.

6.                                                               Volumes of Gas purchased by MX from Sempra for resale to Columbia in connection with the SSO shall be excluded from any calculation of whether MX has purchased a quantity of Gas equal to 3,500,000 MMBtus during any Contract Year to which the IT Gas Adder is applicable for purposes of sub-clause (B) of the proviso to clause (iii) on Exhibit l4(a)(i) to the Master Agreement.

7.                                                               All cash collateral posted by Sempra to Columbia as security for Sempra’s obligations arising in connection with the SSO (“SSO Credit Support”) shall be deemed to constitute Credit Support provided by Sempra on behalf of MX for all purposes of the Master Agreement. Notwithstanding the definition of “Credit Support Fee” contained in the Master Agreement, Credit Support Fees on SSO Credit Support shall be calculated by determining the product of the aggregate amount of SSO Credit Support outstanding at the relevant time of determination and the higher of (i) the Base Rate plus 2.25% per annum or (ii) Sempra’s relevant business unit’s actual cost of funds plus 2.25% per annum (and such amount of SSO Credit Support shall be excluded from any determination of whether the Aggregate Credit Support Amount is greater or less than $27,000,000 for purposes of clauses (i)-(iii) of the definition of Credit. Support Fee only). For the avoidance of doubt (and without limitation), MX shall be obligated to reimburse Sempra in accordance with Part 12(a)(xviii) for any SSO Credit Support applied by Columbia.

In addition to the foregoing, Sempra hereby waives the provisions of Part 13(a)(v)(A), Part 13(a)(xi)(B), Part 13(b)(vi) and Part 13(b)(xiii) to the extent, and only to the extent, necessary to permit MX to perform its obligations to Columbia in connection with the SSO.

Without limiting the generality of the provisions of Section 9(f) of the Master Agreement, the waiver set forth herein shall be limited precisely as written and relates solely to the provisions of the Master Agreement in the manner and to the extent described above. Nothing in this Letter Agreement shall be deemed to (a) constitute a waiver of compliance by MX with respect any other term, provision or condition of the Master Agreement or any other instrument or agreement referred to therein or (b) prejudice any right or remedy that Sempra may now have or may have in the future under or in connection with the Master Agreement or any other instrument or agreement referred to therein. Except as expressly set forth herein, the terms, provisions and conditions of the Master Agreement and all other documents referenced therein and related thereto shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

This Letter Agreement and the rights and duties of the parties hereunder will be governed by and construed, enforced and performed in accordance with the law of the Sate of New York, without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law). Each of MX and Sempra hereby irrevocably submits to the nonexclusive jurisdiction of the federal or state courts located in New York, New York in any legal proceeding arising out of or relating to this Letter Agreement or any of the transactions contemplated hereby and hereby irrevocably waives, to the fullest extent permitted by law, any objection that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or any of the transactions contemplated hereby.

Neither MX nor Sempra may assign this Letter Agreement or its rights hereunder without the prior written consent of the other party. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. No amendment, modification or change to this Letter Agreement will be enforceable unless reduced to writing and executed by duly authorized representatives of both MX and Sempra.

This Letter Agreement constitutes the entire understanding of MX and Sempra with respect to the subject matter hereof and supercedes any prior negotiations, understandings, communications and agreements with regard hereto.

This Agreement shall be considered for all purposes as prepared through the joint efforts of MX and Sempra and shall not be construed against one party or the other as a result of the preparation, submission or other event of negotiation, drafting or execution hereof. This Letter Agreement may be executed in several counterparts, including through facsimile or other electronic signatures, each of which is an original and all of which constitute one and the same agreement.

Please indicate your agreement with the foregoing by signing a copy of this Letter Agreement in the space provided below and returning to Sempra a fully executed copy. Thank you very much.

Sincerely,

SEMPRA ENERGY TRADING LLC

		By:	/s/ Wendy Lewis

Name: Wendy Lewis
Title: Vice President

ACCEPTED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE

MXENERGY INC.

By:	/s/ Chaitu Parikh

Name: Chaitu Parikh
Title: Snr. VP and CFO